Exhibit 99.1

NEWS RELEASE

Contacts:                   Lawrence P. Ward, CEO
Margaret Torres, CFO
805-369-5200

Heritage Oaks Bancorp Provides Credit Quality and EPS Guidance

Paso Robles, CA – December 18, 2008 – Heritage Oaks Bancorp (NASDAQ: HEOP), parent company of Heritage Oaks Bank, today announced that as part of its continued effort to maintain loan quality and assess values of distressed assets during the current deterioration in the country’s economic environment, it has written down 23 loans made to 12 borrowers to the current fair market value of the underlying collateral.  In aggregate, the Bank charged-off nearly $6.0 million in loan balances in the fourth quarter of 2008, with the majority of these charge-offs occurring during December.  Of the loans that were charged-off this quarter, valuation allowances in the aggregate amount of $2.3 million had been recorded prior to September 30, 2008.

The following table provides a summary of the charge-offs incurred during the fourth quarter, through December 17, 2008:

Amount
(dollars in thousands)	Charged-off
Commercial and industrial	$3,009
Construction	2,393
Land	229
1-4 family residential	264
Other	5

Total Q4 2008 charge-offs	$5,900

“While the bank’s underlying business remains strong, the housing and general economic slowdown has led to an increase in non-performing loans, which makes it prudent to write-down these loans to their current fair market value and to strengthen our reserve position at this time,” stated Lawrence P. Ward, President and CEO.  “The collateral securing the loans charged-off during the forth quarter include, among other things, real-estate within the Heritage Oaks market footprint and various forms of business assets.  We are currently working with borrowers and collateral is being actively marketed to minimize future charge-offs.”

As of December 17, 2008, non-accruing balances totaled approximately $17.0 million, which represents a decline of approximately $5.4 million from the $22.4 million reported at September 30, 2008.  The majority of the change can be attributed to the charge-offs mentioned above, the addition of a $1.5 million loan to non-accruing status, and approximately $1.1 million in loan balances moved to other real estate owned (“OREO”) status during the forth quarter of 2008.  New appraisals on all real-estate and collateral securing these loans have been obtained and as previously mentioned, management is currently working with all borrowers where possible in order to bring a speedy resolution to these problem assets in an effort to minimize any potential losses to the Bank.

The following table provides a summary of certain key asset quality balances and ratios as of December 17, 2008 and September 30, 2008:

(dollars in thousands)	December 17, 2008	September 30, 2008	Change
Loans 90 days or more past due and still accruing	$134	$-	$134
Non accruing balances	17,025	22,390	(5,365)

Total non-performing loans	17,159	22,390	(5,231)

Other real estate owned	1,308	197	1,111

Total non-performing assets	$18,467	$22,587	$(4,120)

Non-performing loans / total gross loans	2.53%	3.36%	(83)
Non-performing assets / total assets	2.31%	2.87%	(56)
Non-performing assets / shareholders' equity	22.12%	26.90%	(478)
Non-performing assets / Tier I capital	26.73%	32.97%	(624)

As of December 17, 2008, the allowance for loan losses was approximately $10.5 million or 1.54% of total gross loans. As a percentage of the allowance for loan losses, the balance of non-performing loans was 164.1% vs. the 216.3% at September 30, 2008.

The following table provides a summary of the activity in the allowance for loan losses year to date through December 17, 2008:

	Estimated
(dollars in thousands)	Q4 2008	Q3 2008	Q2 2008	Q1 2008

Balance at beginning of period	$10,350	$8,128	$6,305	$6,143
Provision for possible loan losses	6,000	3,200	2,775	240
Loans charged off	(5,900)	(1,033)	(1,024)	(78)
Recoveries of loans previously charged off	10	55	72	-

Balance at end of period	$10,460	$10,350	$8,128	$6,305

“We continue to be diligent and proactive in monitoring the credit quality of the loan portfolio and devoting considerable resources to this effort,” said Ward.  “The loan portfolio has recently undergone review both internally and by a firm we hired to serve as an independent review function.  In addition to our regular review of certain credits within the portfolio, we have determined that an independent loan review will be conducted semi-annually in an effort to move more quickly in the identification of any additional problem assets and mitigate any potential loss to Heritage Oaks.”

“As a result of the fourth quarter charge-offs and the continued weakness seen throughout the state and national economies, we anticipate reporting a provision for loan losses in the fourth quarter of 2008 of approximately $6.0 million,” Ward continued.  “As a result, we expect to record a net loss in the fourth quarter of 2008 in the range of approximately $1.3 million to $1.4 million and a loss per share within the range of $0.17 and $0.18.  For the full year of 2008, earnings are expected to be within a range of approximately $1.5 million and $1.6 million and earnings per share to be in the range of $0.18 to $0.21.  Although we are disappointed with the Company’s performance during 2008, we are satisfied with the fact that we continue to remain profitable and well capitalized during a very difficult period for our industry.”

On November 25, 2008, Heritage Oaks completed its regularly scheduled annual review by its primary regulator, the California Department of Financial Institutions.  Overall, findings were in line with management’s expectations.  The Company remains well capitalized by regulatory definition and continues to remain in good standing,” Ward added.  “We continue to see robust loan demand throughout our two county markets, however, we continue to be very selective with respect to the types of loans that we originate and remain dedicated to prudent loan underwriting standards within this difficult credit environment.  The preservation of capital, and the commitment to the communities we serve are of paramount importance.”

“As we look forward into 2009, we have been reviewing various cost containment measures in an effort to mitigate the decline in income as a result of narrowing net interest margins as well as the substantial increases in provisions the Company has had to make to the allowance for loan losses in 2008.  It is expected that the implementation of these measures will create additional efficiencies for the Company in the coming year,” Ward concluded.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  The Business First division has two branch offices in Santa Barbara.  Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to the ability to successfully integrate the operations of Business First National Bank, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, the ongoing financial crisis in the United States, and the response of the federal and state government and our regulators thereto, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings.  If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

NOTE:  Transmitted on Prime Newswire on December 18, 2008, at 11:19 a.m. PST.